CST Brands, Inc. Reports Second Quarter 2015 Results

- Reported Net Income of $25 million or 32 cents per diluted share
- Same Store Merchandise Sales Increases in Both the U.S. and Canada
- Second Dropdown Transaction Closed on July 1st
San Antonio, Texas, August 7, 2015 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the second quarter ended June 30, 2015.
Three Months Results
"With notable improvements in fuel volumes and strong merchandise sales across our network, including continued strength in same store merchandise sales, we delivered solid results for the second quarter of 2015," said Kim Lubel, Chairman and CEO of CST Brands, Inc. “The third quarter has started off strong; supported by better weather and low pump prices, we are enjoying continued growth in our customer traffic and sales.”
For the three month period ended June 30, 2015, the Company reported net income of $25 million, or $0.32 per diluted share, primarily driven by an increase in merchandise gross profit during the quarter. Net income was $32 million, or $0.43 per diluted share, for the comparable period in 2014. Reflected in net income is a gain on the sale of assets of $1 million, net of tax, related to store divestitures for the three month period ended June 30, 2015. Excluding these items, net income would have been $24 million, or $0.31 per diluted share. There were no such items in the prior year.
Operating revenues totaled $2.5 billion for the second quarter of 2015 compared to $3.3 billion for the same period of 2014. The Company's U.S. merchandise revenues increased $31 million during the second quarter of 2015 when compared to the second quarter of 2014, primarily as a result of the acquisition of Nice N Easy and the Landmark convenience stores as well as an overall increase in the Company's merchandise sales. This was primarily offset by lower per gallon selling prices for both the U.S. Retail and Canadian Retail segments. The average motor fuel price for our U.S. segment during the second quarter 2015 was $0.99 per gallon lower when compared to the price for the same period last year, or a decline of 28%. Additionally, a decline of $109 million due to the weakness of the Canadian dollar relative to the U.S. dollar contributed to the decrease in operating revenues.
Motor fuel gross profit (per gallon) in the U.S. for the second quarter of 2015, after deducting credit card fees, was $0.13 compared to $0.14 in the second quarter of 2014, which was primarily caused by an increasing crude oil and wholesale gasoline pricing environment early in the second quarter. U.S. merchandise gross profit increased 9% when compared to the second quarter of 2014, primarily driven by the Company's acquisitions of Nice N Easy and Landmark stores as well as an overall increase in merchandise sales.
In Canada, the motor fuel gross profit (per gallon) in U.S. dollars for the second quarter of 2015, after deducting credit card fees, was $0.23 compared to $0.25 in the second quarter of 2014. Excluding the effects of foreign exchange, the Company's motor fuel gross profit increased $5 million.
Operating income was $46 million for the second quarter 2015 compared to $57 million for the second quarter 2014. EBITDA (non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release) was $80 million for the three month period ended June 30, 2015 compared to $88 million for the same period in 2014. The decline in operating income and EBITDA was due primarily to a decrease in U.S. motor fuel gross profit of $6 million and an increase in operating expenses and general and administrative expenses of $2 million and $5 million, respectively, when compared to the same period in 2014. This was partially offset by an increase in merchandise gross profit of $9 million in the U.S. The increase in operating expenses was due to the acquisitions of Nice N Easy and Landmark stores in the U.S, along with the addition of 35 "New to Industry" stores when compared to the second quarter of 2014. The increase in general and administrative expenses was primarily the result of severance costs, acquisition costs, legal related expenditures and incentive compensation.

Six Months Results
For the six month period ended June 30, 2015, the Company reported EBITDA of $146 million. Adjusted EBITDA, which includes the sale of the 5% interest of CST Fuel Supply that occurred in the first quarter of 2015, was $206 million. Adjusted net income, after considering the sale, net of tax, was $77 million and diluted earnings per common share was $0.99. For the six month period ended June 30, 2014, the Company reported EBITDA and Adjusted EBITDA of $145 million. Adjusted net income was $43 million and diluted earnings per common share was $0.57 (non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Subsequent Event - Sale (“Dropdown”) of CST Wholesale Fuel Supply Equity Interests and NTI Convenience Stores
In July 2015, the Company closed on the sale of an additional 12.5% limited partner equity interest in CST Fuel Supply to CrossAmerica in exchange for 3.3 million common units and cash in the amount of $18 million. The Company also completed the contribution and sale of 29 NTIs to CrossAmerica in exchange for 0.3 million common units and cash in the amount of $124 million. These transactions were approved by the conflicts committee of the General Partner and the executive committee of and full board of directors of CST.
As of August 5, 2015, CrossAmerica’s total equity interest in CST Fuel Supply is 17.5%, and CST’s total equity interest in CrossAmerica is 15.9%.
Because these transactions were between entities under common control, the Company will not be recording a gain of approximately $138 million on the sale of CST Fuel Supply and the NTIs.
Liquidity and Capital Resources
For the six months ended June 30, 2015, cash flow provided by operating activities totaled $162 million. Cash flow used in investing activities was $115 million, primarily related to capital expenditures and acquisitions. Cash flow used in financing activities was $42 million, including payments of long-term debt of $22 million, dividends of $10 million and the buyback of common stock of $29 million. The effect of foreign currency exchange rates was a reduction in cash of $15 million. Overall, cash decreased by $10 million. Cash, as of June 30, 2015, was $343 million.
Total capital expenditures, excluding acquisitions, for the six months ended June 30, 2015 and 2014 were $116 million and $88 million, respectively.
CST maintains a revolving credit facility that provides for aggregate outstanding borrowings of up to $300 million. As of June 30, 2015, the interest rate was 3.75%. As of June 30, 2015, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraints on borrowing availability, approximately $276 million was available for future borrowings.
To date, the Company, under its $200 million share repurchase authorization plan, has purchased just over 2 million CST shares for approximately $86 million under the repurchase plan.
Third Quarter 2015 Guidance
The Company is providing the following guidance for its core store operations for the third quarter of 2015:

Ranges
U.S. Retail Segment:
Gallons Per Store Per Day	5,250 to 5,350
Merchandise Sales Per Store Per Day	$4,100 to $4,200
Merchandise Gross Margin (%)	30.0% to 31.0%

Canadian Retail Segment:
Gallons Per Store Per Day	3,250 to 3,350
Merchandise Sales Per Store Per Day	$2,350 to $2,450
Merchandise Gross Margin (%)	27.0% to 28.0%

Basis of Presentation
The results provided represent the business operations of CST and its respective legal subsidiaries before the consolidation of CrossAmerica. CST purchased 100% of the membership interests of the general partner and 100% of the outstanding incentive distribution rights of CrossAmerica effective October 1, 2014 and income associated with these partnership interests is presented as equity in earnings of CrossAmerica in the accompanying Statements of Income. The amounts earned from these partnership interests in the second quarter were immaterial. Consolidated financial statements that include CrossAmerica are provided in CST Brands' 2015 Form 10-Q (June 30, 2015 report).
Conference Call
The Company will host a conference call on August 7, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss second quarter earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 5854571#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CST Brands website (www.cstbrands.com). A slide presentation for the conference call will also be available on the investor section of the Company's website. To listen to the audio webcast, go to http://www.cstbrands.com/en-us/investors/eventsandpresentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 5854571#. An archive of the webcast will be available on the investor section of the CST Brands website at http://www.cstbrands.com/en-us/investors/eventsandpresentations within 24 hours after the call for a period of sixty days.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating revenues	$2,547	$3,261	$4,762	$6,262
Cost of sales	2,270	2,981	4,216	5,737
Gross profit	277	280	546	525
Operating expenses:
Operating expenses	170	168	341	332
General and administrative expenses	30	25	69	50
Depreciation, amortization and accretion expense	33	30	66	61
Total operating expenses	233	223	476	443
Gain on the sale of assets, net	2	—	7	—
Operating income	46	57	77	82
Other income, net	2	1	4	2
Interest expense	(9)	(10)	(20)	(20)
Equity in earnings of CrossAmerica	(1)	—	(1)	—
Income before income tax expense	38	48	60	64
Income tax expense	13	16	21	21
Net income	$25	$32	$39	$43

Earnings per common share
Basic earnings per common share	$0.32	$0.43	$0.50	$0.57
Weighted-average common shares outstanding (in thousands)	76,705	75,423	76,800	75,410
Earnings per common share - assuming dilution
Diluted earnings per common share	$0.32	$0.43	$0.50	$0.57
Weighted-average common shares outstanding - assuming dilution (in thousands)	77,071	75,580	77,157	75,540

Dividends declared per common share	$0.0625	$0.0625	$0.1250	$0.1250
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$1,246	$1,669	$2,263	$3,152
Merchandise	376	345	705	646
Other	16	15	32	30
Total operating revenues	$1,638	$2,029	$3,000	$3,828
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$61	$65	$126	$109
Motor fuel–amounts attributable to CrossAmerica	(2)	—	(4)	—
Motor fuel–after amounts attributable to CrossAmerica	59	65	122	109
Merchandise	112	103	209	195
Other	15	14	31	29
Total gross profit	186	182	362	333
Operating expenses:
Operating expenses	117	108	232	213
Depreciation, amortization and accretion expense	23	21	47	43
Total operating expenses	140	129	279	256
Gain on sale of assets, net	2	—	7	—
Operating income	$48	$53	$90	$77

Total company operated retail sites at end of period	1,025	1,044	1,025	1,044

Average company operated retail sites during the period	995	1,043	999	1,041

Core store operating statistics:(a)
End of period core stores	993	1,044	993	1,044
Motor fuel sales (gallons per site per day)	5,246	4,987	5,105	4,891
Motor fuel sales (per site per day)	$13,325	$17,583	$12,153	$16,723
Motor fuel gross profit per gallon, net of credit card fees	$0.1256	$0.1383	$0.1315	$0.1186
CST Fuel Supply distribution to CrossAmerica	(0.0025)	—	(0.0025)	—
Motor fuel gross profit per gallon, net of credit card fees(b), (c)	$0.1231	$0.1383	$0.1290	$0.1186

Merchandise sales (per site per day)	$3,917	$3,632	$3,703	$3,427
Merchandise gross profit percentage, net of credit card fees	30.2%	29.8%	29.8%	30.2%

U.S. Retail (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Company operated retail sites:
Beginning of period	1,035	1,041	1,021	1,036
NTIs	5	4	6	10
Acquisitions	—	—	22	—
Closed or divested	(15)	(1)	(24)	(2)
End of period	1,025	1,044	1,025	1,044

Core store same store information(a),(d):
Company operated retail sites	939	939	935	935
NTIs (included in Company operated retail sites)(g)	54	54	50	50
Motor fuel sales (gallons per site per day)	5,197	5,207	5,051	5,104
Merchandise sales (per site per day)	$3,905	$3,789	$3,681	$3,571
Merchandise gross profit percent, net of credit card fees	30.2%	29.9%	29.8%	30.3%
Merchandise sales, ex. cigarettes (per site per day)	$2,788	$2,708	$2,605	$2,526
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	35.8%	35.4%	35.4%	35.8%
Merchandise gross profit dollars	$101	$97	$185	$183
Other services operating revenues(e)	$12	$13	$26	$27

NTI information(f):
Company operated retail sites at end of period	82		82
Company operated retail sites (average)	79		78
Motor fuel sales (gallons per site per day)	8,894		8,761
Merchandise sales (per site per day)	$6,816		$6,402
Merchandise gross profit percent, net of credit card fees	32.0%		31.5%
Merchandise sales, ex. cigarettes (per site per day)	$5,447		$5,097
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.3%		35.9%

(a)
Represents the portfolio of core retail sites and excludes recently acquired retail sites that are being integrated or are under performance evaluation to determine if: (i) the continued ownership of the retail site is consistent with our U.S. Retail core operating strategy; or (ii) the retail site is to be converted into a wholesale dealer operation managed by CrossAmerica or divested.

(b)	Includes $0.05 per gallon of wholesale fuel distribution profit.

(c)	Effective January 1, 2015, CrossAmerica owns 5% of our U.S. Retail segment’s wholesale fuel distribution profit.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores. This information is being presented to enable a comparison of the business metrics of our NTIs to our total core store operating statistics. As of June 30, 2015, approximately 54% of the total NTIs were opened in the last two years, which we generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and when they were opened, and is therefore not presented.

(g)	NTIs are included in the core same store metrics when they meet the criteria for same store classification described in (d).

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating revenues:
Motor fuel	$768	$1,060	$1,444	$2,026
Merchandise	62	66	115	119
Other	79	106	203	289
Total operating revenues	$909	$1,232	$1,762	$2,434
Gross profit:
Motor fuel	$59	$62	$109	$111
Merchandise	17	18	31	33
Other	15	18	44	48
Total gross profit	91	98	184	192
Operating expenses:
Operating expenses	53	60	109	119
Depreciation, amortization and accretion expense	10	9	19	18
Operating income	$28	$29	$56	$55

Total retail sites (end of period):
Company operated (fuel and merchandise)	292	279	292	279
Commission agents (fuel only)	495	498	495	498
Cardlock (fuel only)	72	73	72	73
Total retail sites (end of period)	859	850	859	850

Average retail sites during the period:
Company operated (fuel and merchandise)	292	279	293	275
Commission agents (fuel only)	495	497	495	498
Cardlock (fuel only)	72	74	72	75
Average retail sites during the period	859	850	860	848

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,201	3,256	3,147	3,178
Motor fuel sales (per site per day)	$9,832	$13,706	$9,282	$13,198
Motor fuel gross profit per gallon, net of credit card fees	$0.234	$0.246	$0.222	$0.228

Company operated retail site statistics:
Merchandise sales (per site per day)	$2,355	$2,589	$2,170	$2,386
Merchandise gross profit percentage, net of credit card fees	26.8%	28.1%	27.0%	28.1%

Canadian Retail (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Company operated statistics(a)	2015	2014	2015	2014
Retail sites:
Beginning of period	294	276	293	272
NTIs	1	—	2	1
Acquisitions	—	2	—	4
Conversions, net(b)	—	1	—	2
Closed or divested	(3)	—	(3)	—
End of period	292	279	292	279

Average foreign exchange rate for $1 CAD to USD	0.81023	0.92207	0.80933	0.91717

Same store information ($ amounts in CAD):(c),(d)
Company operated retail sites	273	273	268	268
NTIs (included in Company operated retail sites)	24	24	23	23
Motor fuel sales (gallons per site per day)	3,400	3,518	3,376	3,457
Merchandise sales (per site per day)	$2,937	$2,834	$2,734	$2,629
Merchandise gross profit percent, net of credit card fees	27.0%	28.2%	27.1%	28.2%
Merchandise sales, ex. cigarettes (per site per day)	$1,507	$1,432	$1,393	$1,329
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	36.0%	36.8%	36.2%	36.9%
Merchandise gross profit dollars	$20	$20	$36	$36
Other services operating revenues(e)	$5	$4	$10	$9

NTI information ($ amounts in CAD)(c),(f):
Company operated retail sites at end of period	35		35
Company operated retail sites (average)	34		34
Motor fuel sales (gallons per site per day)	4,977		4,893
Merchandise sales (per site per day)	$3,194		$2,896
Merchandise gross profit percent, net of credit card fees	26.6%		27.0%
Merchandise sales, ex. cigarettes (per site per day)	$1,759		$1,585
Merchandise gross profit percent, net of credit card fees and ex. cigarettes	34.4%		34.9%

Canadian Retail (continued)

Commission agent statistics(a)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Retail Sites:
Beginning of period	495	498	495	499
New dealers	1	2	3	4
Conversions, net(b)	—	(1)	—	(2)
Closed or de-branded	(1)	(1)	(3)	(3)
End of period	495	498	495	498

Same Store Information(d):
Retail sites	475	475	472	472
Motor fuel sales (gallons per site per day)	2,705	2,750	2,616	2,643

(a)
Company operated retail sites sell motor fuel and merchandise. The Company sells only motor fuel at commission agent sites. We do not currently distinguish between core and non-core stores in our Canadian Retail segment. All sites in our Canadian Retail segment are core stores.

(b)
Conversions represent stores that have changed their classification from commission agents to company owned and operated or vice versa. Changes in classification result when we either take over the operations of commission agents or convert an existing company owned and operated store to commission agents.

(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(d)
The same store information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared.

(e)	Other services include revenues from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

(f)
NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores. NTIs exclude commission agents. This information is being presented to enable a comparison of the business metrics of our NTIs to our total core store operating statistics. As of June 30, 2015, approximately 54% of the total NTIs were opened in the last two years, which we generally consider to be a development period before the NTIs achieve their full potential. Prior year information is not comparable given the increase in the number of NTIs and when they were opened, and is therefore not presented.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted EBITDA is a non-U.S. GAAP financial measure that adjusts EBITDA by including the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. Adjusted net income and diluted earnings per share also include the fair value of the sale of the equity interest in CST Fuel Supply to CrossAmerica. The Company believes that EBITDA, EBITDAR and Adjusted EBITDA are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST's net income to EBITDA, EBITDAR, Adjusted EBITDA, adjusted net income and adjusted diluted earnings for the three and six months ended June 30, 2015 and 2014 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
CST net income(a)	$25	$32	$39	$43
Interest expense	9	10	20	20
Income tax expense	13	16	21	21
Depreciation, amortization and accretion	33	30	66	61
EBITDA	80	88	146	145
Minimum rent expense	9	7	17	14
EBITDAR	89	95	163	159

EBITDA	80	88	146	145
Sale of CST Fuel Supply(b)	—	—	60	—
Adjusted EBITDA	$80	$88	$206	$145

Net income	$25	$32	$39	$43
Sale of CST Fuel Supply, net of tax at 36.5%	—	—	38	—
Adjusted net income	$25	$32	$77	$43

Diluted earnings per common share	$0.32	$0.43	$0.50	$0.57
Sale of CST Fuel Supply	—	$—	0.49	$—
Diluted earnings per common share - adjusted	$0.32	$0.43	$0.99	$0.57

Weighted-average common shares outstanding - assuming dilution (in thousands)	77,071	75,580	77,157	75,540
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the previous pages are presented before intercompany eliminations with CrossAmerica and therefore include wholesale fuel sales from CrossAmerica to certain retail sites in the U.S. Retail segment.
(b) As discussed in our recently filed Form 10-Q, in January 2015, we closed on the sale of a 5% limited partner equity interest in CST Fuel Supply to CrossAmerica. Because this transaction was between entities under common control, a gain on this sale is not reflected in our consolidated income statement. We believe this transaction is indicative of future transactions with CrossAmerica and should be considered when evaluating our performance.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at approximately 1,900 locations throughout the Southwestern United States, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership, and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.